EXHIBIT 4.1


                                   BNY MELLON
                                ASSET SERVICING
                    2 Hanson Place, Brooklyn, New York 11217

                               September 11, 2014

Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173


                        Invesco Unit Trusts, Series 1467

Dear Sirs:

   The Bank of New York Mellon is acting as trustee for the Invesco Unit Trusts, Series 1467 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on September 10, 2014, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-197295) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,


                                                         By: /s/ JEFFREY M GROSS
                                                         -----------------------
                                                                  Vice President